Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Omnibus Compensation Plan of APA Corporation of our reports dated February 26, 2026, with respect to the consolidated financial statements of APA Corporation and subsidiaries and the effectiveness of internal control over financial reporting of APA Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 1, 2026